CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 333-146552 on Form N-1A of our report dated December 20, 2019, relating to the financial statements and financial highlights of the Miller Convertible Bond Fund, Miller Convertible Plus Fund and Miller Intermediate Bond Fund, appearing in the Annual Report on Form N-CSR of the Funds for the year ended October 31, 2019, and to the references to us under the headings “Financial Highlights” and " Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

February 28, 2020